     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1999

                                                     REGISTRATION NO. __________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  NOVAVAX, INC.
                    (Exact name of registrant as specified in its charter)

            DELAWARE                                22-2816046
    (State of incorporation)         (I.R.S. Employer Identification Number)

                               8320 GUILFORD ROAD
                               COLUMBIA, MD 21046
                                 (301) 854-3900
               (Address, including zip code, and telephone number,
                  of registrant's principal executive offices)

                                MITCHELL J. KELLY
                                  NOVAVAX, INC.
                               8320 GUILFORD ROAD
                               COLUMBIA, MD 21046
                                 (301) 854-3900
            (Name, address, including zip code, and telephone number,
                        of agent for service of process)

                                 With a copy to:
                              DAVID A. WHITE, ESQ.
                             WHITE & MCDERMOTT, P.C.
                                65 WILLIAM STREET
                               WELLESLEY, MA 02481
                                 (781) 431-1700

        Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
========================================================================================
                                              Proposed       Proposed
                                              Maximum        Maximum        Amount of
Title of Securities    Amount to              Offering       Aggregate      Registration
to be Registered       be Registered          Per Share      Offering       Fee
----------------------------------------------------------------------------------------
Common Stock           2,260,541 shares(1)    $3.6875(2)   $8,335,744.90      $2,317.34
($.01 par value)
========================================================================================

(1) The shares being registered by this registration statement include (i) 1,651,100 shares of common stock sold by the Company in April, 1999 to various purchasers in a private placement under the terms of a Stock and Warrant Purchase Agreement dated April 14, 1999, (ii) 412,775 shares of common stock that may be issued by the Company under warrants issued to the purchasers in the private placement, (iii) an aggregate of 42,933 shares issued to two placement agents in connection with the private placement, (iv) 153,733 shares of common stock that may be issued by the Company under warrants issued to the placement agents in connection with the private placement, and (v) pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued under the terms of the above mentioned warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on April 26, 1999, as reported by the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MAY 3, 1999

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================
                                  NOVAVAX, INC.
                2,260,541 SHARES OF COMMON STOCK ($.01 PAR VALUE)
                                  MAY __, 1999
================================================================================

        Novavax is registering the sale of 2,260,541 shares of common stock that may be sold from time to time by the selling stockholders identified in the "Selling Stockholders" section of this prospectus. As permitted by Rule 416 of the Securities Act, this prospectus and the registration statement of which it is a part also cover the offer and sale of an indeterminate number of additional shares that may be issued to the selling stockholders under the terms of certain warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.

        The selling stockholders consist of the purchasers and the placement agents who acquired warrants and shares of Novavax common stock in connection with a private placement under the terms of a Stock and Warrant Purchase Agreement between the Company and those purchasers dated April 14, 1999 as further described in the "Recent Developments" section of this prospectus.

        The Shares may be offered and sold by the selling stockholders from time to time in open market or privately negotiated transactions in any manner described in the "Plan of Distribution" section of this prospectus. Novavax will not receive any of the proceeds from the sale of the shares by the selling stockholders. The Company has agreed to pay certain expenses (other than selling commissions) in connection with the registration and sale of the shares being offered by the selling stockholders, estimated at $33,500. The Company has also agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

        The Company's common stock is listed for quotation on the American Stock Exchange under the symbol NOX. On April 26, 1999, the closing sale price of the common stock, as reported by the American Stock Exchange, was $3.625 per share.

        INVESTING IN NOVAVAX COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

        NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                              AVAILABLE INFORMATION

        We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

        Our Common Stock is listed on the American Stock Exchange. Reports, proxy and information statements and other information concerning Novavax can be examined at the American Stock Exchange Inc., 86 Trinity Place, New York, New York 10006.

        This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the Registration Statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their shares of common stock. The documents we are incorporating by reference are:

        1. Novavax's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

        2. Novavax's definitive Proxy Statement dated April 23, 1999 relating to the Annual Meeting of Stockholders to be held on June 8, 1999; and

        3. The description of the Common Stock contained in Novavax's Registration Statement on Form 10, File No. 0-26770, filed on September 14, 1995 pursuant to Section 12(b) of the Exchange Act.


        You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and number:
Novavax, Inc., 8320 Guilford Road, Columbia, MD 21046; (301) 854-3900.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management and use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," or similar expressions. Forward-looking statements include information concerning possible or assumed future results of operations, future product development and related clinical trials and statements regarding future research and development. Forward-looking statements necessarily involve risks and uncertainties and other factors which may cause the actual results, performance or achievements of Novavax, or industry results, to be materially different from those anticipated in the forward-looking statements. These risks and uncertainties are discussed in the Risk Factors section and elsewhere in this prospectus.


                                   THE COMPANY

        Novavax, Inc. is a biopharmaceutical company focused on the research and development of proprietary topical and oral drug delivery and encapsulation technologies and the applications of those technologies. Our technology platforms involve the use of proprietary, microscopic, organized, non-phospholipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products, including certain hormones, anti-bacterial and anti-viral products and vaccine adjuvants. These technology platforms support three product development programs: hormone replacement therapies, third party drug delivery and vaccine adjuvant applications and anti-microbial agents.

        Hormone Replacement Therapies. Novavax's hormone replacement therapy program includes its two lead product candidates: ESTRASORB(TM), a topical estrogen cream, and ANDROSORB(TM), a topical testosterone cream. We have completed various pre-clinical and human safety studies for both ESTRASORB and ANDROSORB. In addition, we have completed dosing in a Phase II, randomized, double-blind, placebo-controlled, dose-ranging ESTRASORB study in January, 1999. A Phase I, multiple dose, pharmacokinetic ANDROSORB study that began in the third quarter of 1998 is currently underway.

        Third Party Drug Delivery and Vaccine Adjuvant Applications. Formulations of our lipid technologies are expected to have broad application as vehicles for the encapsulation and delivery of drugs developed by other companies. Moreover, we believe that certain of our organized lipid structures may provide effective and safe adjuvant carrier systems for a variety of vaccines. We plan to leverage these technologies by licensing our drug delivery, encapsulation and adjuvant technologies to third parties for specific therapeutic indications.

        Novavax currently has several research contracts in place to provide anti-microbial products, vaccine products, services and adjuvant technologies. One of these contracts is for the development of an adjuvant for an immunotherapeutic vaccine for cervical dysplasia, a precancerous disease of the cervix for a British vaccine company, Cantab Pharmaceuticals.

        Anti-Microbial Agents. Novavax is also applying its lipid technologies to develop anti-microbial agents that are capable of acting on viruses, bacteria, spores and sperm. Potential product candidates include Helicore(TM), an oral anti-bacterial preparation for the treatment of Helicobacter pylori ("H. pylori") infection, and two anti-microbial agents targeting Bacillus anthracis and influenza A, respectively, as well as two spermicide product candidates. Pre-clinical and clinical studies for these product candidates are summarized below:

o Novavax has completed several pre-clinical and Phase I safety studies with a number of formulations of Helicore.

o Novavax currently has several anti-microbial agents in pre-clinical studies pursuant to a research collaboration with the University of Michigan. The studies are being performed at the University of Michigan and are being funded by Defense Advanced Research Projects Agency's ("DARPA") Unconventional Pathogen Countermeasures Program. Novavax is a subcontractor to the University of Michigan.

o Novavax currently has two spermicide product candidates that are both expected to be part of clinical studies sponsored by the National Institutes of Health. The first of the product candidates is expected to enter Phase I clinical trials in the second quarter of 1999.

        Novavax was incorporated in Delaware in 1987. Our principal executive offices are currently located at 8320 Guilford Road, Columbia, Maryland 21046. Our telephone number is (301) 854-3900.


                               RECENT DEVELOPMENTS

        In April, 1999, Novavax entered into a Stock and Warrant Purchase Agreement with 23 purchasers for the private placement of 1,651,100 shares of its common stock and the issuance of warrants to the purchasers for the purchase of an additional 412,775 shares of common stock (the "Private Placement"). One of the principals of one of the investors is also a director and officer of Novavax. The issuance price of the common stock was $2.50 per share. Each share was sold together with a non-transferable warrant for the purchase of .25 additional shares at an exercise price of $3.75. The warrants have a three-year term. Gross proceeds from the Private Placement were $4,128,000. The placement agents were paid $107,000 and 42,933 shares of Novavax common stock which were issued together with non-transferable warrants for the purchase of 10,733 shares of Novavax common stock exercisable at a price of $3.75 for a three-year term. Additionally, the placement agents were issued non-transferable warrants for the purchase of 143,000 shares of Novavax common stock exercisable at a price of $3.00 per share for a three-year term.


                                  RISK FACTORS

        An investment in the Novavax shares involves a significant risk. To determine whether to purchase the shares, prospective investors should carefully consider the risk factors identified below, the other information presented in this prospectus, and should obtain from Novavax any further information necessary to their full understanding of such risk factors.

NOVAVAX HAS NOT COMPLETED THE DEVELOPMENT OF ANY PRODUCT AND OUR ABILITY TO DO SO IS UNCERTAIN

        All of our potential products are still in various stages of pre-clinical research or clinical trials. We do not expect to have any products available for commercial sale for at least two years. Significant further research and development, pre-clinical and clinical testing, regulatory approval and additional financing are all necessary before any commercial sale of any product.

        We are not certain whether we will be able to complete and sell any product. The development of pharmaceutical products based on new technologies is subject to a variety of inherent risks of failure. These risks include the following:

        o Our potential products may be found to be unsafe, ineffective or otherwise fail to meet regulatory standards or receive necessary regulatory approvals.

        o Our potential products may be too difficult or costly to manufacture on a large scale, to develop into commercially viable products or to market.

        o Our potential products may not be accepted by the medical community.

        o     Other companies may market superior or equivalent products.

        o Other parties may claim proprietary rights to our product technology that prevent us from marketing our products.

        o We may be unable to raise enough money to finance our continued product development.

NOVAVAX HAS INCURRED SUBSTANTIAL OPERATING LOSSES AND OUR FUTURE
PROFITABILITY IS UNCERTAIN

        Our expenses have exceeded our revenues since the formation of the company in 1995 and our accumulated deficit at the end of 1998 was $38,388,000. We have received a very limited amount of product-related revenue from research contracts and product licenses to provide vaccine products, services and adjuvant technologies. Our net losses for the years ended December 31, 1996, 1997 and 1998 were $5,494,985, $4,546,617 and $4,817,000, respectively, while revenues for the same periods were $56,000, $520,000 and $681,000, respectively. Our losses have resulted from expenses related to our product research and development programs, protection of our patents and other intellectual property and from other general operating expenses. We expect that our annual losses will increase in the near-term as we conduct additional and larger clinical trials and seek regulatory approval for advanced stage product candidates. We expect that our only sources of revenue for the foreseeable future will be from possible collaborative partners, product licensees and investment income. We do not expect revenues from commercial sales of products for at least two years, if at all. We cannot be certain that we will be successful in entering into strategic alliances or collaborative arrangements with other companies that will result in significant revenues. Therefore, we expect our cumulative operating loss to increase until such time, if ever, as product sales, licensing fees and royalty payments generate sufficient revenue to fund our continuing operations. We cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

NOVAVAX WILL NEED SUBSTANTIAL ADDITIONAL CAPITAL AND IS UNCERTAIN OF OBTAINING FUTURE FINANCING

        We estimate that the net proceeds of our April, 1999 private placement, together with our existing cash resources, will be sufficient to finance our operations at current and projected levels of development and general corporate activity for the next 12 to 13 months. Thereafter, we will require substantial additional funds to continue our research and development, commence future pre-clinical and clinical trials, seek regulatory approvals, establish commercial-scale manufacturing capabilities and market our products. We may seek additional funds for these purposes through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies and other sources. We cannot be certain that adequate additional funding or bank financing will be available to us on acceptable terms when we need it, if at all. If we cannot raise all the additional funds we need to continue our current and anticipated operations, we may be required to significantly delay, reduce the scope of or eliminate one or more of our research or development programs, or seek other alternatives to avoid insolvency, including arrangements with collaborative partners or others that may require Novavax to relinquish rights to certain of its technologies, product candidates or products. Any such change in our plan of operations will adversely affect our ability to generate revenues and achieve profitability.

NOVAVAX DEPENDS ON PATENTS AND OTHER PROTECTION OF ITS PROPRIETARY RIGHTS

        Our success will depend in large part on our ability to maintain the proprietary nature of our technology and other trade secrets. To do so, we must maintain existing patents, obtain new patents and pursue trade secret protection. We also must operate without infringing the proprietary rights of third parties or letting third parties infringe our rights. Novavax has 45 United States patents and 125 foreign patents covering its technologies, including its Novamix(TM) production equipment. However, patent issues relating to pharmaceuticals involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the United States Patent and Trademark Office or enforced by the federal courts. Therefore, we do not know whether our applications will result in the issuance of patents, or that any patents issued to Novavax will provide us with any competitive advantage. We also cannot be sure that Novavax will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to Novavax. Our inability to obtain or maintain patent protection for our products could have a material adverse effect on our financial condition.

        There is risk that third parties may challenge Novavax's existing patents or may claim that Novavax is infringing their patents or proprietary rights. We could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid. It is also possible that we may be required to obtain licenses from third parties to avoid infringing third party patents or other proprietary rights. We cannot be sure that such third party licenses would be available to us on acceptable terms, if at all. If we are unable to obtain required third party licenses, we may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

        Some of our know-how and technology is not patentable. To protect our proprietary rights in unpatentable intellectual property and trade secrets, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for Novavax's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

NOVAVAX FACES INDUSTRY COMPETITION AND THE RISK OF TECHNOLOGICAL OBSOLESCENCE

        Novavax competes with numerous other companies worldwide that have developed or are developing novel drug delivery and encapsulation technologies. These competitors include both large and small pharmaceutical companies, biotechnology firms, universities and other research institutions. Novavax may not succeed in developing technologies and products that are more effective than those being developed by our competitors. Novavax's technologies and products may be rendered obsolete or noncompetitive as a result of products introduced by competitors. Most of our competitors have substantially greater financial and technical resources, production and marketing capabilities and related experience than Novavax. The greater resources, capabilities and experience of our competitors may enable them to develop, manufacture and market their products more successfully and at a lower cost than Novavax. In addition, many of Novavax's competitors have significantly greater experience than Novavax in conducting preclinical testing and clinical trials of human pharmaceuticals and obtaining regulatory approvals to market such products. Accordingly, Novavax's competitors may succeed in obtaining FDA approval for products more rapidly than Novavax which may give them an advantage over Novavax in achieving market acceptance of their products.

NOVAVAX NEEDS TO ESTABLISH COLLABORATIVE RELATIONSHIPS TO
COMMERCIALIZE ITS PRODUCTS

        Novavax has no significant marketing or manufacturing capability and its drug development capability is limited in large part by its finances. Therefore, our ability to successfully develop and commercialize our products depends in large part on our success in entering into strategic alliances or licensing arrangements with collaborative partners, primarily pharmaceutical companies. We expect that these partners will assume various responsibilities for product commercialization including conducting clinical trials, submitting applications for regulatory approval, manufacturing product supplies and marketing approved products. We may not be able to negotiate collaborative arrangements on acceptable terms. Even if such collaborations are established, they may not be scientifically or commercially successful. There is a risk that our collaborative partners may fail to perform their obligations to develop, manufacture or market our products in which case Novavax's business may be adversely affected. We also face the risk that Novavax's collaborative partners may develop competing technologies for treating the diseases and conditions targeted by Novavax's products, either on their own or in collaboration with others.

        In certain circumstances, it may be advantageous for us to retain manufacturing rights for some of the products that we license to collaborative partners. However, we cannot be sure that Novavax will be able to retain such rights on acceptable terms, if at all, or that Novavax will have the ability to produce the quantities of product required under the terms of such arrangements. Our reliance on collaborative arrangements for product development and commercialization may result in lower revenues from royalties and other payments than Novavax could have generated had it commercialized and marketed products itself.

NOVAVAX DEPENDS ON KEY EMPLOYEES

        We are highly dependent on the principal members of our scientific and managerial staff and the loss of their services could have a material adverse effect on Novavax. As of the date of this prospectus, the combined position of President and Chief Executive Officer and the position of Chief Financial Officer have been filled on an interim basis since September 1998 and February 1999, respectively. Other recent management position vacancies have not yet been filled. Our success depends on attracting and retaining qualified candidates to fill these positions on a permanent basis. It is also critical to recruit and retain qualified scientific personnel to perform research and development work in the future. Our anticipated growth and expansion into areas and activities requiring additional expertise such as clinical testing, governmental approvals, production and marketing will also require the addition of new management personnel and the development of additional expertise by current management personnel. There is a risk that we will be unable to attract and retain the personnel we need on acceptable terms given the competition among numerous pharmaceutical companies, universities and non-profit research institutions for experienced scientists and managers. If we are unable to obtain such services or to develop such expertise, our business prospects may be adversely affected to a material extent.

NOVAVAX CANNOT NOW MANUFACTURE COMMERCIAL QUANTITIES OF PRODUCT

        Novavax has the ability to produce the limited quantities of Novasome lipid vesicles it currently needs and the limited quantities of other products needed to support its current research and development and early-stage clinical trials. However, Novavax needs more production capacity for later clinical trials and commercial production. We may elect to manufacture additional supplies of our own products or contract with collaborative partners to do so. If we elect to manufacture our own products, we will need to acquire additional manufacturing facilities and to improve our manufacturing technology. Establishing additional manufacturing facilities will require us to spend substantial funds, hire and retain a significant number of additional personnel and comply with extensive regulations applicable to such facilities here and abroad, including the current good laboratory practices ("GLP") and good manufacturing practices ("GMP") required by the FDA. We may not be able to manufacture our products in a timely fashion at acceptable quality and prices or in compliance with GLP and GMP.

        If we rely on collaborators, licensees or contract manufacturers for the commercial manufacture of our products, we will have only limited control over the manufacturing of such products. We cannot be certain that outside manufacturers will comply with applicable manufacturing standards or be able to manufacture an adequate supply of product when needed at acceptable quality and prices. Also, Novavax may not be able to enter into any such manufacturing arrangements on acceptable terms, if at all. If we are not able to enter into commercial manufacturing agreements or successfully develop our own commercial manufacturing capacity, we could encounter delays in introducing our products into certain markets which would be likely to have a material adverse impact on our revenues and results of operations.

NOVAVAX HAS NO SALES OR MARKETING EXPERIENCE AND MAY DEPEND ON
MARKETING PARTNERS

        We expect to commercialize and sell certain products through co-marketing arrangements with third parties. However, we may not be able to attract such marketing partners on acceptable terms, if at all. To the extent we do establish such marketing arrangements, our revenues will largely depend on the efforts of those third parties whose efforts may not be successful or profitable. We may also elect to build a small targeted direct sales group for products in markets that can be accessed with a small to medium size sales force, if and when such products approach FDA marketing approval. In order to market our products directly, we would need to develop a marketing staff and sales force with technical expertise. To date, however, Novavax has had no experience in sales, marketing or distribution of its products. Therefore, we may not be able to successfully build a marketing or sales team. If we can, the cost of establishing such a marketing or sales team may exceed our product revenue or the efforts of our direct sales and marketing team may not be successful in competing with other companies that currently have extensive and well-funded marketing and sales operations.

NOVAVAX PRODUCTS REQUIRE CLINICAL TESTING AND REGULATORY APPROVAL
BEFORE MARKETING

        The development, manufacture and marketing of our pharmaceutical products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, we must complete rigorous preclinical testing and extensive human clinical trials that demonstrate the safety and effectiveness of a product in order to apply for regulatory approval to market the product. These processes are expensive and can take many years to complete. We may not be able to demonstrate the safety and efficacy of our products to the satisfaction of the FDA or other regulatory authorities. Regulatory approval may not be obtained on a timely basis, if at all. Novavax may also be required to demonstrate that its proposed product represents an improved form of treatment over existing therapies and we may be unable to do so without conducting further clinical studies, if at all.

        Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. How quickly we complete our clinical trials and our applications for marketing approval depends on several factors, including the following:

        o the rate of patient enrollment, which is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the nature of the protocol;

        o institutional review board approval of the protocol and the informed consent form;

        o     prior regulatory agency review and approval;

        o analysis of data obtained from preclinical and clinical activities which are susceptible to varying interpretations which interpretations could delay, limit or prevent regulatory approval;

        o changes in the policies of regulatory authorities for drug approval during the period of product development; and

        o the availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications.

        Novavax has limited experience in conducting and managing the preclinical and clinical trials necessary to obtain regulatory marketing approvals. Novavax may not be able to obtain the approvals necessary to conduct clinical studies. Also, the results of our clinical trials may not be consistent with the results obtained in preclinical studies or the results obtained in later phases of clinical trials may not be consistent with those obtained in earlier phases. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. If regulatory approval of a drug is granted, such approval is likely to limit the indicated uses for which it may be marketed. Furthermore, even if a product of ours gains regulatory approval, the product and the manufacture of the product will be subject to continuing regulatory review. We may be restricted or prohibited from marketing or manufacturing a product after obtaining product approval, or may be required to recall a product, if previously unknown problems with the product or its manufacture are subsequently discovered.

NOVAVAX OPERATING RESULTS MAY FLUCTUATE QUARTERLY

        Our quarterly operating results are likely to vary significantly depending on factors such as the timing of new license agreements, the results of preclinical or clinical trials, the timing of collaborative agreements for the development of products, the timing of significant orders and the introduction of products by us. Our expense levels are based in part on our expectations as to future revenue. If revenue levels are below expectations, operating results will be adversely affected. Although we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance, the price of our common stock could decline significantly if our revenue or operating results fall below the expectations of public market analysts and investors.

NOVAVAX PRODUCTS MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS

        Although we are not currently a party to any product liability litigation, the testing, manufacturing, marketing and sale of our human medical products may subject us to the risk of substantial product liability claims including claims made by consumers, health care providers, pharmaceutical companies or others selling such products. We currently have limited product liability coverage for the clinical research use of our product candidates. We do not have product liability insurance for the commercial sale of our potential product candidates but we intend to obtain such coverage if and when our products are commercialized. Such insurance, however, is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. We cannot assure you that we can maintain product liability insurance in the future at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the continued commercialization of our products. In addition, a product liability claim in excess of applicable insurance coverage, or a product recall, could have a material adverse effect on our business, financial condition and results of operations.

NOVAVAX IS RESPONSIBLE FOR ITS USE OF HAZARDOUS MATERIALS

        Our product development and commercialization activities may involve the controlled use of hazardous materials, chemicals, viruses, bacteria and other pathogens. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state, federal and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident involving such materials, we could be held liable for any damages that result and our liability could exceed our ability to pay such damages. We also may be required to incur significant costs to comply with environmental laws and regulations in the future.

PRODUCT REVENUES WILL DEPEND ON THIRD-PARTY REIMBURSEMENT WHICH IS UNCERTAIN

        Our ability to sell products in both domestic and foreign markets will depend, in part, on the availability of reimbursement from third-party payers, such as government health administration authorities, private health insurers and other organizations. Government and other third-party payers are increasingly attempting to contain medical costs by limiting both coverage and the level of reimbursement of new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. Consequently, we cannot be certain that third party payers will provide reimbursement for purchases of our products. Third-party payers are also increasingly challenging the price and cost-effectiveness of medical products. We cannot be certain that our products will be considered cost effective. If adequate third-party reimbursement is not available for our products, we may not be able to establish and maintain product price levels sufficient for realization of an appropriate return on our investment in developing new products and it is likely that market acceptance of these products would be adversely affected. These consequences of inadequate reimbursement for our products could have a material adverse effect on our business, financial condition and results of operations.

THE IMPACT OF MEDICAL REFORM MEASURES IS UNCERTAIN

        There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the medical care system of the United States. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payers for medical goods and services may take in response to any medical reform proposals or legislation. We cannot predict the effect these reforms may have on our business and no assurance can be given that any such reforms will not have a material adverse effect on our results of operations.

NOVAVAX STOCK IS SUBJECT TO SUBSTANTIAL PRICE FLUCTUATIONS AND
POSSIBLE DELISTING; NO DIVIDENDS ARE LIKELY

        The market prices for securities of biotechnology and pharmaceutical companies like Novavax have historically been highly volatile and it is likely that the market price of our common stock will continue to be highly volatile. During calendar 1998, the closing price of our common stock on the American Stock Exchange (the "AMEX") ranged between a low of $1.25 per share and a high of $6.125 per share. Factors that may contribute to significant fluctuations in the market price of Novavax common stock include the following:

        o announcements of technological innovations or new commercial products by Novavax or its competitors;

        o publicity regarding actual or potential medical results relating to products under development by us or our competitors;

        o     regulatory developments;

        o     disputes concerning patent or proprietary rights;

        o     public concern as to the safety of our products;

        o economic and other external factors unrelated to our business or operations; and

        o     period-to-period fluctuations in financial results.

        Our common stock is currently traded on the AMEX. A failure to continue to meet the AMEX's maintenance requirements may result in a delisting of the common stock. In particular, we may have difficulty maintaining the minimum market capitalization requirements of the AMEX because such capitalization is dependent on the price at which the shares of our common stock trade from time to time. If our stock were delisted from the AMEX, it would probably be traded in over-the-counter markets. This would be likely to impair the ability of investors to trade our stock as a result of limitations on the number of shares they could buy or sell, delays in the timing of transactions, reductions in news coverage of the company by security analysts and the media, and lower prices than might otherwise be attained.

        We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

INVESTORS RISK DILUTION OF THEIR INVESTMENT

        As of December 31, 1998, there were outstanding stock options to purchase an aggregate of 3,554,247 shares of Novavax common stock at a weighted average exercise price of $3.52 per share. In addition, as of December 31, 1998, there were outstanding warrants to purchase an aggregate of 1,300,000 shares of common stock at a weighted average exercise price of $6.80 per share. Investors purchasing the shares offered hereby may incur dilution of their investment to the extent that these outstanding options and warrants are exercised at a lower price than investors pay for the shares they purchase.

ANTI-TAKEOVER PROVISIONS MAY AFFECT NOVAVAX STOCK PRICE AND STOCKHOLDER CONTROL

        Novavax's Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of Novavax must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of Novavax or the Board of Directors. The Restated Certificate of Incorporation also provides for a classified Board of Directors and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of Novavax entitled to vote. The Board of Directors also has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, preferred stock.

        These provisions and other provisions of Novavax's Restated Certificate of Incorporation and By-Laws, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Novavax, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

YEAR 2000 ISSUES MAY ADVERSELY IMPACT NOVAVAX'S FINANCIAL AND
MANAGEMENT RESOURCES

        We are evaluating and working to resolve the potential impact of the Year 2000 on our computerized information systems' ability to accurately process information that may be date-sensitive. Any software we use that recognizes a date using "00" as the year 1900 rather than the year 2000, could result in errors or system failures. We primarily use personal computers for administrative and accounting systems. In addition, we have certain laboratory equipment with microprocessors.

        We are in the process of surveying our material business partners and suppliers to determine their Year 2000 readiness. Our relationship with these parties is such that if they were unable to become Year 2000 compliant, Novavax would be adversely affected. These relationships encompass many areas that affect our ability to do business including financial institutions, utility companies and contract manufacturers.

        We don't believe that we will incur material incremental costs in our efforts to address Year 2000 issues and we have not incurred incremental costs to date. We have not been given any indication that our business partners and suppliers will not be Year 2000 compliant by the Year 2000. However, we plan to continue to monitor and address any significant Year 2000 issues until we are assured that our business will not be adversely affected.


                              SELLING STOCKHOLDERS

        The following table sets forth certain information with respect to the selling stockholders, including (i) the name of the selling stockholders, (ii) the number of shares of common stock owned by the selling stockholders prior to the offering and (iii) the maximum number of shares of such common stock to be offered hereby. Because the selling stockholders may offer and sell all or a portion or none of the common stock offered pursuant to this Prospectus, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of the offering. The information in the table below has been obtained from the selling stockholders by a placement agent for the Private Placement. See "Plan of Distribution."

        The shares being offered hereby by the selling stockholders consist of 1,694,033 shares issued in April, 1999 to the purchasers and placement agents in the Private Placement and an additional 566,508 shares that may be acquired, from time to time, upon the exercise of warrants issued to the selling stockholders in connection with the Private Placement. This Prospectus covers the resale by the selling stockholders of these 2,260,541 shares plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional shares as may be issuable upon exercise of the warrants by reason of anti-dilution provisions, stock splits, stock dividends and other similar transactions. Novavax's offer and sale of the shares to the selling stockholders was made pursuant to an exemption from registration under Section 4(2) of the Securities Act. See "Recent Developments."

        The shares covered by this prospectus may be offered from time to time by the selling stockholders named below or their transferees, pledgees, donees and other successors as described under "Plan of Distribution":

                                                  Number of Shares          Maximum Number
                                                  Beneficially Owned        of Shares
Name of Selling Stockholder                       Prior to Offering(2)      Being Offered(1)
----------------------------------------------------------------------------------------------
1.   Columbine Financial Solutions, Inc.                716,000(3)              716,000(3)
2.   Anaconda Opportunity Fund, L.P.(4)               2,450,000(5)              275,000
3.   W. D. Moreland                                     250,000                 250,000
4.   Robertson Stephens Investment
         Management                                     200,000                 200,000
5.   William J. Ritger                                  187,000(6)              125,000
6.   Jon B. Kruljac and Teri E. Kruljac                 135,666(7)              105,666(7)
7.   Boston Holdings Inc.                                75,000                  75,000
8.   Richard A. Smudz                                    75,000                  75,000
9.   Ben Bee                                             80,025                  50,125
10.  John Lathrop Stonecipher and Ingrid
         Arden Stonecipher, Trustees                     70,000                  50,000
11.  Kelly McDermott                                     50,000                  50,000
12.  Kory McGavin                                        37,500                  37,500
13.  Saul H. Bernstein and Elizabeth A. Bernstein        70,250                  31,250

14.  Mark Hess                                          125,000                  25,000
15.  Stephanie L. Kenkel                                113,000                  25,000
16.  George Resta                                        50,000                  25,000
17.  James A. Risher                                     50,000                  25,000
18.  Montgomery L. Studebaker                            25,000                  25,000
19.  Jack A. Wilkinson, Trustee,
         Wilkinson Family Trust #1                       25,000                  25,000
20.  Ross Lyndon-James                                   20,000                  20,000
21.  Kathleen M. Walker                                  15,000                  15,000
22.  Fiserve Correspondent Services, Inc.,
         Custodian f/b/o Kathleen M. Walker              10,000                  10,000
23.  Fiserve Correspondent Services, Inc.,
         Custodian f/b/o Barry Ollman                    12,500                  12,500
24.  Susan S. Duboc                                      12,500                  12,500
                                                         ------               ---------
      Total                                           4,854,441               2,260,541

(1) Represents the number of shares of common stock acquired by each selling stockholder in the Private Placement together with the number of additional shares that each selling stockholder may purchase pursuant to warrants acquired in the Private Placement. Each warrant may be exercised from time to time through April 15, 2002. Except as indicated by other footnotes, one fifth of the shares offered by each selling stockholder represent shares that may be acquired pursuant to such warrants.

(2) Includes shares that may be acquired pursuant to options and warrants exercisable within 60 days hereof and shares in which a selling stockholder has a direct or indirect beneficial ownership interest.

(3) Includes 195,000 shares that may be acquired pursuant to warrants exercisable within 60 days hereof.

(4) Mitchell J. Kelly, a director and officer of the Company, is the sole general partner of Anaconda Capital, L.P., the general partner of the Anaconda Opportunity Fund, L.P., and therefore is deemed to share beneficial ownership of the shares beneficially owned by the Anaconda Opportunity Fund by reason of his power to vote and control those shares.

(5) Includes 1,255,000 shares that may be acquired pursuant to warrants that may be exercised within 60 days hereof. Excludes shares directly owned by Mitchell
J. Kelly, a director and officer of Novavax and the general partner of the general partner of the Anaconda Opportunity Fund, L.P.

(6) Includes 50,000 shares that may be acquired within 60 days hereof pursuant to warrants held by the Research Works, Inc., of which William Ritger is the sole stockholder, and 3,200 shares owned in the name of his minor children.

(7) Includes 83,733 shares that may be acquired pursuant to warrants exercisable within 60 days hereof.


                                 USE OF PROCEEDS

        Novavax will not receive any proceeds from the sale of the shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

        The selling stockholders may sell the shares subject to this prospectus and the Registration Statement of which it forms a part from time to time in open market or privately negotiated transactions. Pursuant to the Stock and Warrant Purchase Agreement dated April 14, 1999, Novavax has agreed to keep the Registration Statement effective until the second anniversary of the date the Registration Statement is declared effective (or, in the case of shares issued under the selling stockholders' Private Placement warrants, the first anniversary of the date the warrant shares are issued, but in any event not later than the fourth anniversary of the date the Registration Statement is declared effective); except that if Rule 144 is amended so that the longest period that Rule 144 restricts the manner in which privately placed securities may be sold is a period shorter than two years, then Novavax is only obligated to keep this Registration Statement effective for such shorter period or until such date as all of the registered shares have been resold or may be sold pursuant to Rule 144 or a successor rule. Novavax intends to deregister any of the shares not sold by the selling stockholders at the end of such period.

        The selling stockholders may sell the shares from time to time in transactions on the AMEX, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The shares may be sold at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by any means permitted by law. These means may include selling the shares to or through broker-dealers, including block trades or cross trades, or in one or more underwritten offerings on a firm commitment or best efforts basis. Sales of selling stockholders' shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

        The selling stockholders may also transfer their shares by gift, pledge or other means not involving a sale transaction. If this occurs, the transferees will be able to offer such shares as selling stockholders under this prospectus.

        A selling stockholder may, from time to time, sell short the common stock of Novavax, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. A selling stockholder may also (1) enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the position they assume with such selling stockholder, including in connection with distributions of the shares by such broker-dealers, (2) enter into options or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares, and (3) loan or pledge the common stock to a broker-dealer who may sell the loaned shares.

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the shares might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Novavax's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition, each selling stockholder will be subject to provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. These provisions may limit the timing of purchases and sales of shares of Novavax common stock by a selling stockholder. In addition, the selling stockholders have agreed under the terms of the Stock and Warrant Purchase Agreement to which they are a party, that Novavax may restrict the sale of these registered securities for periods of up to 30 days by written notice to the selling stockholders if Novavax deems this to be necessary because a sale pursuant to this Registration Statement in its then-current form would not be in the best interest of the Company and its shareholders due to disclosure obligations of the company.

        Pursuant to the Stock and Warrant Purchase Agreement, Novavax agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities, including certain liabilities under the Securities Act, that could arise in connection with the sale by the selling stockholders of the shares. Novavax has agreed to bear certain expenses (other than selling commissions) in connection with the registration and sale of the shares being offered by the selling stockholders, estimated to be $33,500.


                                  LEGAL MATTERS

        Certain legal matters with respect to the shares of common stock offered hereby have been passed upon by White & McDermott, P.C., 65 William Street, Wellesley, Massachusetts 02481. David A. White, a director and stockholder of the firm, owns 22,500 shares of Novavax common stock and is the Secretary of Novavax


                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 INDEMNIFICATION

        Article NINTH of Novavax's Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

        Article NINTH of the Novavax's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The Company maintains insurance under which the insurers will reimburse the Company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NOVAVAX OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NOVAVAX SINCE SUCH DATE.

                      ------------------------------------

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
Incorporation of Certain Documents by Reference ............................   2
Available Information ......................................................   2
Special Note Regarding Forward-Looking Statements ..........................   3
The Company ................................................................   3
Recent Developments ........................................................   4
Risk Factors ...............................................................   4
Selling Stockholders........................................................  12
Use of Proceeds.............................................................  13
Plan of Distribution........................................................  14
Legal Matters...............................................................  15
Experts.....................................................................  15
Indemnification.............................................................  16


                      ------------------------------------

                                  NOVAVAX, INC.
                        2,260,541 SHARES OF COMMON STOCK
                                   PROSPECTUS

                                     PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS - FORM S-3


Item 14.  Other Expenses of Issuance and Distribution.

        The expenses to be borne by the Company in connection with this offering are as follows:

        SEC Registration Fee......................................... $ 2,318.

        AMEX Listing Fee.............................................  17,500.

        Legal Services and Expenses..................................   8,500.*

        Accounting Services and Expenses.............................   5,000.*

        Miscellaneous expenses.......................................     182.*
                                                                      --------
               Total  ............................................... $33,500.*

------------------------
*Estimated

Item 15.  Indemnification of Directors and Officers.

        Article NINTH of Novavax's Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

        Article NINTH of Novavax's Restated Certificate of Incorporation further provides that the indemnification prided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The Company maintains insurance under which the insurers will reimburse the Company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

        See Exhibit Index, incorporated herein by reference.

Item 17.  Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on April 29, 1999.


                                            NOVAVAX, INC.


                                            By:  /s/ Mitchell J. Kelly
                                                -----------------------------
                                                 Mitchell J. Kelly
                                                 Interim President and
                                                 Chief Executive Officer


                                POWER OF ATTORNEY

We, the undersigned officers and directors of Novavax, Inc., hereby severally constitute and appoint Mitchell J. Kelly and David A. White, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including Pre- and Post-Effective Amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                TITLE                         DATE
----                                -----                         ----
/s/ Mitchell J. Kelly               Interim President and         April 29, 1999
---------------------------         Chief Executive Officer
Mitchell J. Kelly                   and Director



/s/ Donald J. MacPhee               Principal Financial &         April 29, 1999
---------------------------         Accounting Officer
Donald J. MacPhee



/s/ Gary C. Evans                   Director                      April 29, 1999
---------------------------
Gary C. Evans



/s/ J. Michael Lazarus              Director                      April 29, 1999
---------------------------
J. Michael Lazarus

/s/ John O. Marsh, Jr.              Director                      April 29, 1999
---------------------------
John O. Marsh, Jr.



/s/ Michael A. McManus              Director                      April 29, 1999
---------------------------
Michael A. McManus



/s/ Denis M. O'Donnell              Director                      April 29, 1999
---------------------------
Denis M. O'Donnell



/s/ Ronald A. Schiavone             Director                      April 29, 1999
---------------------------
Ronald A. Schiavone



/s/ Ronald H. Walker                Director                     April  29, 1999
---------------------------
Ronald H. Walker

                                  EXHIBIT INDEX


        The exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference.


                                                                                        Page
                                                                                         ----
4.1      Restated Certificate of Incorporation of the Registrant.  (Incorporated by
         reference to Exhibit 3.1 to the Registrant's Registration Statement File No.
         0-26770 filed September 14, 1995 on Form 10 (the "Registration Statement").)      --

4.2      Specimen stock certificate for shares of Common Stock, par value $.01 per share.  (Incorporated by reference to Exhibit 4.1 to the Registration
         Statement.)                                                                       --

4.3      Stock and Warrant Purchase Agreement dated April 14, 1999 between the
         Company and the purchasers identified therein. (Incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form
         10-K, File No. 0-26770 filed April 15, 1999).                                     --

5.1*    Opinion and Consent of White & McDermott, P.C.                                     25


23.1*   Consent of PricewaterhouseCoopers LLP, independent accountants.                    26

23.2*   Consent of White & McDermott, P.C. (Contained in its opinion filed
        as Exhibit 5.1 to this Registration Statement.)                                    --

24.1*   Power of Attorney.  (Included in the signature pages hereto.)                      --